Ex 10.1
Execution Version
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is entered into as of April 1, 2015 by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Leonard Bell, M.D. (“Dr. Bell”).
WHEREAS, Dr. Bell is currently employed by the Company as its Chief Executive Officer, but will retire from and terminate his employment with the Company effective as of 11:59 P.M. on March 31, 2015 ("Retirement Date");
WHEREAS, the Company desires to secure the services of Dr. Bell as a senior consultant to the Company effective as of April 1, 2015 (the “Effective Date”) and Dr. Bell desires to perform such services; and
WHEREAS, the Company and Dr. Bell desire to enter into this Agreement to set forth the terms of Dr. Bell’s consulting relationship with the Company.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.Consulting Services. Dr. Bell agrees to advise the Chief Executive Officer of the Company on certain strategic matters as a senior level consultant, and to provide such other transitional and consulting services as reasonably requested by the Chief Executive Officer of the Company from time to time (such services, the “Services”). The term of this Agreement will commence on the Effective Date and will terminate on March 31, 2016, unless not later than thirty (30) days prior to such date the term is extended for an additional six (6) months by mutual agreement of Dr. Bell and the Company’s Chief Executive Officer and approved by the Board of Directors of the Company (the “Board”), or is earlier terminated as provided herein (the term hereof, the “Consulting Period”). Dr. Bell agrees to devote such amount of time as is mutually determined by him and the Company to be reasonably required for him to perform the Services and to make himself available to perform the Services. However, the parties anticipate and agree that Dr. Bell will not be required to work more than twenty percent (20%) of the average number of hours worked by him during the 36-month period ending March 31, 2015. The parties agree that it is intended that Dr. Bell’s change in status from Chief Executive Officer to a consultant hereunder will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
2.Compensation and Other Benefits.
(a)Consulting Fee. As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Dr. Bell a consulting fee (the “Consulting Fee”) of (i) $1,500,000 for the period beginning on the Effective Date and ending on September 30, 2015 and (ii) $750,000 for the period beginning on October 1, 2015 and ending on March 31, 2016. If the Consulting Period is extended by the parties in accordance with the provisions of Section 1 of this Agreement, the Consulting Fee for the period beginning on April 1, 2016 and ending on September 30, 2016 will be $750,000, unless otherwise agreed between the parties. The Consulting Fee will be paid to Dr. Bell in arrears on a monthly basis, with the first payment to be made on or about May 1, 2015.

(b)Business Expenses. The Company will pay or reimburse Dr. Bell for all reasonable expenses actually incurred or paid by Dr. Bell during the Consulting Period in the performance of the Services, within thirty (30) days following presentation of expense statements or such other supporting information as the Company may reasonably require.
(c)Office Space, etc. During the Consulting Period, the Company will provide Dr. Bell with office space at the Company’s headquarters and access to secretarial, administrative and information technology assistance as required to perform his duties hereunder.
(d)COBRA Benefits. Provided that Dr. Bell and his dependents are eligible to continue participation in the Company’s group health and dental plans following the termination of Dr. Bell’s employment with the Company under the federal law commonly known as “COBRA” and elect to do so in a timely manner, the Company will continue to pay the full premium costs of Dr. Bell’s participation and those of Dr. Bell’s eligible dependents in its group health and dental plans until the earliest of (i) the expiration of eighteen (18) months following the Retirement Date (the “Coverage Period”), (ii) the date that Dr. Bell becomes eligible for comparable coverage under the health and/or dental plans of another employer or (iii) the date Dr. Bell otherwise ceases to be eligible to continue participation in the Company’s health and dental plans under COBRA. Dr. Bell agrees to notify the Company promptly if he becomes eligible for participation in the health or dental plan of another employer or ceases to be eligible to continue such participation under COBRA (e.g., upon becoming eligible for Medicare) prior to the expiration of the Coverage Period. Upon the earlier to occur of (i) or (iii), the Company will, until Dr. Bell reaches the age of 65 (or would have turned 65, in the event of his earlier death), either (x) permit Dr. Bell (or, following his death, his dependents), to participate in a retiree medical plan established by the Company, with the Company paying, or reimbursing, the full premium costs under such plan for Dr. Bell and his eligible dependents, or (y) if at any time (1) the Company maintains no such retiree medical plan, or (2) Dr. Bell or his dependents are excluded under the terms of such plan, make cash payments to Dr. Bell (or, following his death, his dependents) equal to the premiums paid by Dr. Bell (or, following his death, his dependents) for health coverage for himself and/or his dependents, but such payments shall not exceed three (3) times the rate established for active employees and their dependents under the Company’s health plan, with such payments to be made on a monthly basis; provided that the Company will be liable for neither the provision of health coverage under (x) nor cash payments under (y) with respect to any full month during which Dr. Bell is eligible for comparable coverage under the health plan of another employer. In addition, upon the earlier to occur of (i) or (iii), the Company will, until Dr. Bell reaches the age of 65 (or would have turned 65, in the event of his earlier death) make cash payments to Dr. Bell (or, following his death, his dependents) equal to the premiums paid by Dr. Bell (or, following his death, his dependents) for dental coverage for himself and/or his dependents, but such payments shall not exceed three (3) times the rate established for active employees and their dependents under the Company’s dental plan, with such payments to be made on a monthly basis; provided that the Company will not be liable for such cash payments with respect to any full month during which Dr. Bell is eligible for comparable coverage under the dental plan of another employer. All payments made by the Company of premiums or reimbursement of premiums pursuant to this section shall be taxable income to Dr. Bell.

3.Termination. Either party may terminate this Agreement prior to the expiration of the Consulting Period for any reason upon giving fifteen (15) days’ advance written notice of such termination. In the event of such termination of this Agreement, the Company’s only obligation will be to pay Dr. Bell any Consulting Fee that is earned but unpaid as of the termination date which will be paid within fifteen (15) days of the termination date. However, in the event of a Change in Control as defined in this Agreement prior to March 31, 2016, if this Agreement is terminated by the acquiror or survivor (or an affiliate of the acquiror or survivor) then the Company (or its successor, as applicable) will pay Dr. Bell any remaining Consulting Fee which he would have been paid for the period from April 1, 2015 through March 31, 2016 in a lump sum within twenty days of the termination of this Agreement, provided that Dr. Bell has incurred a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein. Notwithstanding the foregoing, Dr. Bell’s entitlements under Section 2(d) of this Agreement will survive the termination of this Agreement.
4.Restrictive Covenants.
(a)    Continuing Obligations. Dr. Bell acknowledges and agrees that he remains bound by his obligations under the Employment Agreement between the Company and Dr. Bell dated February 14, 2006, as amended on December 23, 2009 (the “Employment Agreement”) that survive the termination of his employment by the terms thereof, including without limitation his obligations under Sections 4, 5 and 10 of the Employment Agreement (the “Continuing Obligations”); provided, however, that nothing contained in Section 5 of the Employment Agreement will be deemed to prohibit Dr. Bell from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the

Company’s Field of Interest, as defined in the Employment Agreement, not exceeding 5% of such corporation’s (or other entity’s) then outstanding shares of capital stock. Dr. Bell acknowledges and agrees that, notwithstanding the terms of the Employment Agreement, he will not be entitled to any compensation under Section 10 of the Employment Agreement during the Consulting Period.
(b)    Confidentiality. Dr. Bell hereby reaffirms and agrees to comply with the policies and procedures of the Company and its affiliates for protecting confidential information and agrees to never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any confidential information obtained by Dr. Bell incident to his employment or other association with the Company or any of its affiliates, including his service as a consultant to the Company hereunder. Dr. Bell understands that this restriction will continue to apply after the termination of this Agreement, regardless of the reason for such termination.
(c)    Non-Compete and Non-Solicit. Until the one year anniversary of the Effective Date (the "Restricted Period"), Dr. Bell will not anywhere in the United States (x) provide any services in the Company’s Field of Interest, directly or indirectly, to any other business or commercial entity, (y) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (z) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its affiliates, or otherwise encourage or entice any such person to leave such employment, or solicit or encourage any customer, consultant, independent contractor, or vendor of the Company to terminate or diminish its, his or her relationship with the Company;

provided, however, that nothing contained in this Section 4(c) will be deemed to prohibit Dr. Bell from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding 5% of such corporation’s (or other entity’s) then outstanding shares of capital stock. Nothing in this Section, moreover, shall be deemed to limit Dr. Bell from engaging in Permitted Activities pursuant to Section 1(d) of the Employment Agreement. This Section 4(c) will be subject to written waivers that may be obtained by Dr. Bell from the Company. For purposes of this Agreement, the Company’s “Field of Interest” means the primary businesses of the Company as described in the Company’s then most recent filings with the Security and Exchange Commission during the term of this Agreement and as determined from time to time by the Board during the Restricted Period and which shall be limited to businesses involving products or product candidates directly or indirectly competitive to the Company’s products or product candidates with respect to which the Company prior to or on the date of the termination of this Agreement has commenced clinical trials or animal testing. This provision shall survive termination of this Agreement.
(d)    Remedies; Enforceability. If Dr. Bell commits a breach, or threatens to commit a breach, of any of the provisions of this Section 4, the Company will have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. Dr. Bell therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Dr. Bell of any of the provisions of this Section 4, without having to post bond. If any of the covenants contained in this Section 4, or any part thereof, is hereafter construed to be invalid or unenforceable, the same will not affect the remainder of the covenant or covenants, which will be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 4, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision will then be enforceable. In the event that the courts of any one or more of such states will hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.
5.Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and will be construed consistently with such intent. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A. Notwithstanding the foregoing, in no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Any reimbursement provided for hereunder that would constitute nonqualified deferred compensation subject to Section 409A, shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Dr. Bell’s right to reimbursement in any other taxable year; (ii) reimbursement of the expense shall be made promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
Any reference in this Agreement to Change in Control will mean Change in Control as defined in Section 14(b) of the Employment Agreement, provided, however, that no event shall constitute a Change in Control unless it is also a change in control event as defined in Section 409A of the Code and regulations thereunder.
6.Independent Contractor. During the Consulting Period, Dr. Bell’s relationship with the Company will be that of an independent contractor and not that of an employee. Dr. Bell will be solely responsible for determining the method, details and means of performing the Services. Dr. Bell will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company. Dr. Bell acknowledges and agrees that, except for his right to continue participating in the Company’s group health and dental plans under COBRA, during the Consulting Period he will not be eligible pursuant to this Agreement for any benefits available to employees of the Company or to participate in any benefit or bonus or other compensation plans of the Company. Dr. Bell will have full responsibility for paying any taxes he owes for all compensation paid to him under this Agreement, and any costs, interests or penalties incurred as a result of his failure to make proper payment of taxes he owes. If the

Company is held liable for Dr. Bell’s non-payment of any such taxes or for any fines or penalties connected with his non-payment, the Company will be entitled to complete indemnification from Dr. Bell for those amounts for which the Company is held liable. Dr. Bell agrees that during the Consulting Period he will comply with all applicable Company policies or procedures governing the performance or conduct of independent contractors or agents of the Company.
7.Indemnification. Dr. Bell will be entitled to be indemnified by the Company to the fullest extent provided by law against any and all third party claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel) arising out of or related to the Services, except where such claims, losses, damages, liabilities, costs and expenses result primarily from Dr. Bell’s gross negligence or willful misconduct or material breach of Dr. Bell’s obligations under this Agreement (in each case, as determined by a final non-appealable judicial determination).
8.Miscellaneous.
(a)    Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, written or oral, express or implied, with respect to the subject matter hereof. As of the Effective Date, the Employment Agreement will terminate; provided that the provisions thereof that are intended to survive its termination, including, but not limited to the Continuing Obligations and Sections 11 and 17 thereof, will remain in effect in accordance with their terms.

(b)    Amendments and Waivers. This Agreement may be amended or waived only with the written consent of the parties.
(c)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws.
(d)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.
(e)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(f)    Successors. This Agreement is personal to Dr. Bell and, without the prior written consent of the Company, will not be assignable by Dr. Bell otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Dr. Bell and his legal representatives, executors, administrators and heirs. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(g)    Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
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This Agreement has been executed by the Company, by its duly authorized representative, and by Dr. Bell as of the date first written above. The Company affirms that this Agreement has been duly authorized by its Board of Directors.

ALEXION PHARMACEUTICALS, INC.

By: /s/ David Hallal

Title: Chief Executive Officer

LEONARD BELL, M.D.

/s/ Leonard Bell
Signature